Exhibit 99.1

CONTACT INFORMATION:

FOR IMMEDIATE RELEASE	SRA Media Relations: Sheila S. Blackwell 703.227.8345 sheila_blackwell@sra.com

SRA Investor Relations: David Keffer 703.502.7731 david_keffer@sra.com

SRA Announces Retirement of

Chief Financial Officer Steve Hughes

FAIRFAX, Va., Dec. 3, 2008 — SRA International, Inc. (NYSE: SRX), a leading provider of technology and strategic consulting services and solutions to government organizations and commercial clients, today announced that Executive Vice President and Chief Financial Officer Steve Hughes has announced his intention to retire at the end of SRA fiscal year 2009, effective June 30, 2009.

Hughes joined SRA in 1981 as a systems analyst and progressed through such roles as controller, vice president and senior vice president of finance. In his 27-plus-year career at SRA, Hughes led the company through rapid expansion, successfully transitioning from a private to a public company through its initial public offering in 2002 and helping grow the company’s revenues to more than one billion dollars.

“Steve has had a huge impact on SRA and the company it is today,” said SRA President and CEO Stan Sloane. “Steve is a true professional with more than 27 years of service to SRA. We are enormously thankful for his many contributions, including the creation of a world-class finance organization.”

“I am thankful for the great career I’ve had at SRA and am proud of our highly capable finance and operations team,” said Hughes. “I am privileged to have helped build SRA into the billion-dollar company it is today. I wish SRA the very best and look forward to the next chapter in my life.”

The company will begin its search for a successor in early 2009.

About SRA International, Inc.

SRA and its subsidiaries are dedicated to solving complex problems of global significance for government organizations serving the national security, civil government and global health markets. Founded in 1978, the company and its subsidiaries have expertise in such areas as air surveillance and air traffic management; contract research organization (CRO) services; cybersecurity; disaster response planning; enterprise resource planning; environmental strategies; IT systems, infrastructure and managed services; logistics; public health preparedness; strategic management consulting; systems engineering; and wireless integration.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for nine consecutive years. The company and its subsidiaries employ more than 6,400 employees serving clients from headquarters in Fairfax, Va., and offices around the world. For additional information on SRA, please visit www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent our views as of December 3, 2008. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to December 3, 2008.

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